Exhibit 10.5

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is made as of February 4, 2005 (the “Effective Date”) between C&B VENTURES – NAPA TWO, LLC, a California limited liability company (“Landlord”), and SONIC SOLUTIONS, a California corporation (“Tenant”).

RECITALS

A. Novato Gateway Associates, a California general partnership, Landlord’s predecessor-in-interest, and Tenant entered into a Golden Gate Plaza Full Service Lease dated as of January 26, 1995, as amended by an Amendment to Lease dated as of November 20, 2000 and a Second Amendment to Lease dated as of July 2, 2004 (collectively, the “Lease”), whereby Tenant has leased approximately 38,345 rentable square feet of space in the building commonly known as 101 Rowland Way located in Novato, California. Capitalized terms not otherwise defined in this Third Amendment shall have the meanings given to such terms in the Lease.

B. Landlord and Tenant seek to extend the term of the Lease and to otherwise amend the Lease as provided in this Third Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Extension of the Term. The “Renewal Commencement Date” shall mean February 1, 2005. The term of the Lease, which was originally set to expire on May 31, 2006, is hereby extended so that the term of the Lease will now expire on January 31, 2010.

2. Base Rent. Commencing on the Renewal Commencement Date, the monthly Base Rent shall be as follows:

Period	Monthly Base Rent
February 1, 2005 - January 31, 2006	$88,193.50
February 1, 2006 - January 31, 2007	$90,839.31
February 1, 2007 - January 31, 2008	$93,564.48
February 1, 2008 - January 31, 2009	$96,371.42
February 1, 2009 - January 31, 2010	$99,262.56

The parties agree that the size of the Premises shall conclusively be 38,345 rentable square feet, regardless of whether the actual size of the Premises (whether rentable or useable) is greater or less than this specified size.

3. Base Year. Commencing on the Renewal Commencement Date, the Base Year shall be 2005.

4. Percentage Share. Commencing as of the Renewal Commencement Date, (i) Tenant’s percentage share of Property Taxes and Operating Expenses for the Premises shall be calculated based on 38,345 rentable square feet, (ii) Tenant’s percentage share of Operating Expenses allocated to the Building shall be sixty-one and 52/100ths percent (61.52%), and (iii) Tenant’s percentage share of Operating Expenses allocated to the Project shall be thirty-three and 5/100ths percent (33.05%).

5. Tenant Improvement Allowance. Landlord shall provide Tenant with a tenant improvement allowance of up to Two Hundred Sixty-Eight Thousand Four Hundred Fifteen Dollars ($268,415.00) (the “Renewal TI Allowance”), to be applied by Tenant only toward the cost of refurbishing the Premises (e.g., walls, offices, conference rooms and other similar improvements, new carpet, paint, power upgrades [excluding, however, any upgrades to redundant power sources such as uninterrupted power supply and back-up generators], HVAC work, lighting, etc.) (“Refurbishing”). Tenant cannot use the Renewal TI Allowance to pay for furniture or trade fixtures or for any other purpose other than Refurbishing the Premises.

Once Tenant has completed and paid for one or more particular Refurbishing projects, Landlord shall reimburse Tenant for the costs of such Refurbishing work, in an aggregate amount not to exceed the Renewal TI Allowance, within thirty (30) days after Landlord’s receipt of the following: (i) a written request for reimbursement that itemizes, on a line item basis, the Refurbishing costs for which Tenant seeks payment, (ii) invoices, contracts and other documents that reasonably evidence that Tenant has actually incurred Refurbishing costs in an amount equal to or exceeding the Renewal TI Allowance (provided, however, Tenant can request multiple draws upon the Renewal TI Allowance for multiple Refurbishing projects so long as the total amount of all draws does not exceed the maximum Renewal TI Allowance of $268,415.00), (iii) final, unconditional lien releases from all contractors and material and service providers who have provided materials and services for the Refurbishing work, which lien releases comply with California Civil Code Section 3262(d), and (iv) such other documents and information as Landlord shall reasonably request.

6. Right of First Offer. Subject to all existing rights of expansion, rights of first refusal, rights of first offer or similar rights given to existing tenants or occupants of the Building, if Landlord anticipates that space on the second and third floors of the Building (the “Expansion Space”) will become available due to the expiration or earlier termination of leases or other occupancy agreements for such Expansion Space, then Landlord shall provide written notice to Tenant (the “Availability Notice”) stating: (i) the anticipated availability of the Expansion Space, (ii) the then-current fair market value of such Expansion Space (including base rent, base year, increases in base rent, tenant improvement allowances and other relevant economic terms), as determined by Landlord in its reasonable business judgment, and (iii) Landlord’s good faith estimate of the date such space will become available for Tenant’s occupancy (the “Anticipated Expansion Commencement Date”). Landlord shall provide the Availability Notice to Tenant no earlier than seven months prior to the anticipated date the Expansion Space will become available.

Tenant shall have thirty (30) days after receipt of the Availability Notice to notify Landlord in writing if it elects to lease the Expansion Space. If Tenant timely notifies Landlord of its election to lease the Expansion Space, then, commencing upon the date Landlord delivers possession of the Expansion Space to Tenant, but in no event earlier than the Anticipated Expansion Commencement Date unless otherwise agreed to by Tenant, the Expansion Space shall become part of the Premises, the Lease shall be deemed amended to incorporate the economic terms for the Expansion Space as set forth in the Availability Notice, and the term of the Lease with respect to the Expansion Space shall run concurrently with the term of the Lease with respect to the balance of the Premises. Upon the request of either party, the parties shall execute a written Lease amendment that incorporates the terms described in this Paragraph 5. Although the failure of the parties to enter into such an amendment shall not diminish the rights and obligations of Landlord and Tenant with respect to the Expansion Space as described in this Paragraph 5.

If Tenant elects not to lease the Expansion Space, or Tenant fails to respond within the 30 day period described above, then Tenant shall no longer have the right to lease the Expansion Space, and Landlord shall be free to market and lease the Expansion Space on such terms and conditions as it elects, for a period of six months following Tenant’s election or deemed election to forego leasing the Expansion Space. If Landlord has not leased the Expansion Space during this six month period, then Landlord must again provide the Availability Notice to Tenant and afford Tenant the opportunity to expand into the Expansion Space on the terms as provided in this Paragraph 5 before Landlord can continue to market and/or lease the Expansion Space.

7. Brokers. Tenant represents and warrants that The Staubach Company is the exclusive broker for Tenant in connection with this transaction. If a broker or finder (other than The Staubach Company) claims that it represented Tenant in connection with this Third Amendment and that it is entitled to a commission or finder’s fee, then Tenant shall indemnify, protect and defend Landlord from all loss, claim, cause of action, cost, expense and liability arising out of such claim, including reasonable attorneys’ fees. Landlord shall pay the commission owing to The Staubach Company in the amount of $167,882.00, equal to four percent (4%) of the Base Rent to be paid by Tenant over the incremental term of the Lease created under this Third Amendment beyond Tenant’s lease obligations existing prior to this Third Amendment. Landlord shall pay this commission to The Staubach Company promptly after this Third Amendment has been fully executed.

8. Counterparts. This Third Amendment may be executed in any number of counterparts, each of which shall constitute an original hereof and all of which shall constitute one and the same document.

9. Entire Agreement. This Third Amendment and the documents described herein contain the entire agreement between the parties hereto with respect to the matters described herein and supersede all prior agreements, oral or written, between the parties hereto with respect to such matters. This Third Amendment constitutes a part of and is incorporated into the Lease, and the Lease, as amended by this Third Amendment, remains in full force and effect. In the event of any conflict between the terms of this Third Amendment and the terms of the Lease, the terms of this third Amendment shall govern.

10. Representations and Warranties. Tenant and Landlord hereby represent, warrant and agree as follows: (i) Landlord represents and warrants that it is the Owner of the Property and has the right and authority to enter into this Lease and convey the leasehold interest conveyed hereunder; (ii) Landlord and Tenant each represent and warrant that, to their actual knowledge, without investigation, as of the date of this Third Amendment, there exists no breach, default or event of default under the Lease, as amended by this Third Amendment, or any event or condition which, with notice or passage of time or both, would constitute a breach, default or event of default on the part of Tenant or Landlord under the Lease, as amended by this Third Amendment; and (iii) Tenant represents and warrants that, to its actual knowledge, without investigation, as of the date of this Third Amendment, Tenant has no offset or defense to its performance or obligations under the Lease, as amended by this Third Amendment. Furthermore, each individual executing this Lease on behalf of Tenant, as a California corporation, or on behalf of Landlord, as a California limited liability company, represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of Tenant or Landlord, respectively, and that this Lease is binding upon Tenant and Landlord in accordance with their respective articles of incorporation and bylaws, or operating agreement.

IN WITNESS WHEREOF, Landlord and Tenant have executed this third Amendment as of the date first written above.

LANDLORD:	C&B VENTURES-NAPA TWO, LLC. a California limited liability company

	By:	G&W Ventures, LLC. a California limited liability company, Its Manager

		By:	/s/ Matthew T. White
		Name:	Matthew T. White
		Its:	Manager

TENANT:	SONIC SOLUTIONS, a California corporation

	By:	/s/ Robert J. Doris
	Name:	Robert J. Doris
	Its:	President

	By:	/s/ A. Clay Leighton
	Name:	A. Clay Leighton
	Its:	SVP- CFO

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